Exhibit 99.1

800 Nicollet Mall Minneapolis, MN 55402	News Release

Contact: Judith T. Murphy Thomas Joyce Investors/Analysts Media (612) 303-0783 (612) 303-3167

U.S. Bancorp Announces 56 Percent Increase in the Quarterly Common Stock

Dividend and Authorizes New 100 Million Share Repurchase Program

Company Receives Results of Comprehensive Capital Analysis and Review;

Federal Reserve Did Not Object to Company’s Request to Increase Dividend and

Undertake Other Capital Distributions

Minneapolis (March 13, 2012) -- The Board of Directors of U.S. Bancorp (NYSE:USB) has approved a 56 percent increase in the dividend rate on U.S. Bancorp common stock to $0.78 on an annualized basis, or $0.195 on a quarterly basis. The quarterly common stock dividend of $0.195 per common share is payable on April 16, 2012, to shareholders of record at the close of business on March 30, 2012.

Additionally, the board of directors of U.S. Bancorp today approved an authorization to repurchase up to 100 million shares of its outstanding common stock. This new authorization replaces the company’s current share repurchase program. U.S. Bancorp’s common stock shares may be repurchased through March 2013 in the open market or in privately negotiated transactions. The acquired common shares will be held as treasury shares and may be reissued for various corporate purposes.

Today the Federal Reserve disclosed the results of the 2012 Comprehensive Capital Analysis and Review (“CCAR”). The Federal Reserve disclosure included their estimate of U.S. Bancorp’s Pre-Provision Net Revenue (PPNR) and Losses under a two-year hypothetical stressed economic scenario that is much more severe than actually expected. Additionally, the Federal Reserve published the resulting Pro-Forma, Post Stress Capital Ratios with and without the dividends and buybacks proposed by the Company under the more likely base case scenario. After a review of the Company’s CCAR results, the Federal Reserve did not object to the Company’s request to increase its dividend and other capital distributions.

Richard K. Davis, chairman, president and chief executive officer of U.S. Bancorp, stated, “Our board of directors and senior management team are very pleased to announce today’s increase in the Company’s common stock dividend, as well as the new stock repurchase authorization. The Company’s CCAR Pro-Forma, Post Stressed Capital Ratios published today by the Federal Reserve confirm, once again, the fundamental strength of U.S. Bancorp’s business model and capital position, even when viewed under a remarkably stressed hypothetical economic scenario. Looking ahead, we continue to see a slow, but steady, economic recovery, and we look forward to participating in the revitalization of our markets, while serving the needs of our customers and, importantly, rewarding our shareholders for their investment in our Company.”

The board of directors has also declared a regular quarterly dividend of $884.722 per share (equivalent to $8.84722 per depositary share) on U.S. Bancorp’s Series A Non-Cumulative Perpetual Preferred Stock, payable April 16, 2012, to stockholders of record at the close of business on March 30, 2012.

Additionally, the board of directors declared a regular quarterly dividend of $221.18 per share (equivalent to $0.22118 per depositary share) on U.S. Bancorp’s Series B Non-Cumulative Perpetual Preferred Stock, payable April 16, 2012, to stockholders of record at the close of business on March 30, 2012.

The board also declared a regular quarterly dividend of $497.66 per share (equivalent to $0.49766 per depositary share) on U.S. Bancorp’s Series D Non-Cumulative Perpetual Preferred Stock, payable April 16, 2012, to stockholders of record at the close of business on March 30, 2012.

Finally, the board of directors declared an initial dividend of $370.14 per share (equivalent to $0.37014 per depositary share) on U.S. Bancorp’s Series F Non-Cumulative Perpetual Preferred Stock, payable April 16, 2012, to stockholders of record at the close of business on March 30, 2012.

Minneapolis-based U.S. Bancorp (“USB”), with $340 billion in assets as of December 31, 2011, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The company operates 3,085 banking offices in 25 states and 5,053 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp and its employees are dedicated to improving the communities they serve, for which the company earned the 2011 Spirit of America Award, the highest honor bestowed on a company by United Way. Visit U.S. Bancorp on the web at usbank.com.

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